Exhibit 99.1

Contact: Rick Berry
Chief Financial Officer
600 Travis Street, Suite 5800
Houston, Texas 77002
713.993.4614

The Edelman Financial Group Reports Fourth Quarter Earnings
from Core Operations of $0.15 Per Share

HOUSTON, March 13, 2012 – The Edelman Financial Group Inc. (NASDAQ:EF) today reported fourth quarter earnings from core operations of $4.5 million, or $0.15 per share. It had earnings of $0.03 per share from core operations in 2010’s fourth quarter and had core earnings of $0.09 per share in the third quarter of 2011. Its core earnings in the latest quarter benefited from a lower-than-usual tax rate. Core earnings would have been $0.10 per share if taxes were at a more usual rate of 34%.

The Company had net income from continuing operations of $1.6 million, or $0.05 per share, in the period just ended, compared to $5.3 million, or $0.18 per share, in the same quarter last year. It recorded a tax valuation allowance of $0.12 per share, a non-cash charge, related to its previous exit from the capital markets business.

George L. Ball, Chairman and Co-Chief Executive Officer, said, “Our assets under management increased to $16.3 billion from $15.8 billion three months earlier. Our Edelman Financial Services division brought in $228 million of net new client assets in the period. It, our largest division – accounting for approximately 43% of pretax income – had earnings that were well above budget, as were those of our other Wealth Management businesses. The recent rise in the overall markets will also help our fee-based revenues and earnings in the periods ahead.”

Added Ric Edelman, President and Co-Chief Executive Officer, “We showed healthy growth in our Edelman Financial Services offices. We now have 30 branches, including eight opened late last year. That expansion penalized earnings by $0.03 a share last quarter. Our first cluster of six offices, opened in metropolitan New York in September 2009, earned $321,000 pretax last quarter, with client assets of $500 million, up 69% since the end of 2010. The other Wealth Management units also increased earnings by 17% compared to last year. The entire effort is moving forward very well.”

For the full year, the Company earned $13.7 million, or $0.46 per share, from core operations, compared to $4.3 million or $0.15 per share in the prior year.

Its overall earnings in 2011 were $0.27 per share versus $0.39 per share in 2010. The 2011 results include a non-core operating loss of $2.8 million, or $0.09 per share, due to charges related to its former investment banking division and $3.5 million, or $0.12 per share, due to a tax valuation allowance related to state net operating and capital losses that are not expected to be usable in the future. The 2011 non-core losses were partially offset by investment portfolio gains. The 2010 period had non-core operating profits of $7.3 million, or $0.24 per share, representing gains from the Company’s investment portfolio.

Conference Call

The Company will host a conference call on Tuesday, March 13, 2012 to discuss fourth quarter and full year 2011 financial and operational results. The call will begin at 9:00 a.m. Central Time, and is open to the public. To listen to the conference call, use U.S. dial-in number (800) 447-0521 or International dial-in number (847) 413-3238 and enter pass code 31743802. It is recommended that listeners phone in at least 10 minutes before the call is scheduled to begin to avoid delay. For those unable to listen to the live call, a replay of the conference call in its entirety will be available approximately two hours after its completion for 10 days by dialing (888) 843-7419 (U.S.), (630) 652-3042 (International) and entering the pass code 31743802#.

About The Edelman Financial Group

The Edelman Financial Group is a wealth management company that manages approximately $16.3 billion in client assets. Client assets include the gross value of assets under management directly or via outside managers and assets held in brokerage accounts for clients by outside clearing firms. The Edelman Financial Group has approximately 500 employees in 21 states. Additional information is available at www.edelmanfinancial.com.

In addition to the historical information, this press release contains certain forward-looking and non-GAAP statements under federal securities laws. These statements concern The Edelman Financial Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. Non-GAAP information includes operating earnings, defined as earnings from continuing operations, adjusted for investment portfolio gains and losses. These risks and uncertainties, many of which are beyond the Company's control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements that could affect the demand for the Company's services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the Company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the Company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; (11) demand for the Company's services; and (12) litigation and securities law liabilities. The Company does not undertake any obligation to publicly update or revise any forward-looking statements.

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